Exhibit 23.1

Independent Accountants’ Consent

The Board of Directors
Landmark Bancorp, Inc.:

We consent to the inclusion in Form 8-K/A Amendment No. 1 of Landmark Bancorp, Inc. of our report, dated February 8, 2005, except for holding company information as to which the date is August 10, 2005, relating to the consolidated balance sheets of First Manhattan Bancorporation, Inc. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended included herein.

/s/ Michael V. Rogers

Varney & Associates, CPAs, LLC

Manhattan, Kansas
February 20, 2006